Filed Pursuant to Rule 424(i)

Registration No. 333-254652

PROSPECTUS SUPPLEMENT PURSUANT TO RULE 424(i)

FOR FISCAL YEAR ENDING DECEMBER 31, 2024

(to Prospectus dated August 6, 2024)

Fidelity® Wise Origin® Bitcoin Fund (the “Fund”)

Calculation of Registration Fees Pursuant to Rule 457(u)

This prospectus supplement, filed pursuant to Rule 424(i) of the Securities Act of 1933, as amended (the “Securities Act”), sets forth the registration fee due under Rule 456(d) of the Securities Act for the fiscal year ended December 31, 2024. The calculation of the registration fee is included in an exhibit hereto.

Exhibit 107

Calculation of Registration Fees Pursuant to Rule 457(u)

1. Name and address of issuer:	Fidelity® Wise Origin® Bitcoin Fund c/o FD Funds Management LLC 245 Summer Street V13E Boston, MA 02210

2. The name of securities:	Shares of beneficial interest

3. Securities Act File Number:	333-254652

4. Last day of fiscal year for which this prospectus is filed:	December 31, 2024

5. Calculation of registration fee:
(i) Aggregate sale price of securities sold during the fiscal year pursuant to Rule 456(d):		$ 15,837,821,078

(ii) Aggregate price of securities redeemed or repurchased during the fiscal year:	$ (3,966,357,874)

(iii)

Aggregate redemption or repurchase price of securities redeemed or repurchased during a prior fiscal year that were not used previously to reduce registration fees payable to the Commission, if the prior fiscal year ended no earlier than August 1, 2021 in the case of exchange traded vehicle securities, or September 23, 2024 in the case of registered non-variable annuity securities:

$ 0

(iv) Total available redemption credits [add Items 5(ii) and 5(iii)]:		$ (3,966,357,874)

(v) Net sales - if Item 5(i) is greater than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:		$ 11,871,463,204

(vi) Redemption credits available for use in future years - if Item 5(i) is less than Item 5(iv) [subtract Item 5(iv) from Item 5(i)]:	$ (0)

(vii) Multiplier for determining registration fee:	X	0.0001531

(viii) Registration fee due [multiply Item 5(v) by Item 5(vii)]:	=	$ 1,817,521.02

6. Credit for Previously Paid Registration Fees
(i) Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward	$ 109.10

(ii) Previously paid registration fee credits available for use in future years - if Item 6(i) is greater than Item 5(viii) [subtract 5(viii) from 6(i)]:	$ 0

7. Interest due pursuant to Rule 456(d)(5) - if this supplement is being filed more than 90 days after the end of the issuer’s fiscal year:	+	$ 0

8. Total of the amount of the registration fee due plus any interest due:	=	$ 1,817,411.92